EXHIBIT 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 10, 2003 relating to the financial statements, which appears in Atlantic City Electric Company's Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated February 10, 2003 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ PRICEWATERHOUSE COOPERS LLP
PricewaterhouseCoopers LLP
Philadelphia, PA
September 17, 2003